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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


          Date of Earliest Event Reported: May 20, 1997


                   NEW ENGLAND ELECTRIC SYSTEM

        (exact name of registrant as specified in charter)



Massachusetts             1-3446             04-1663060
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)         Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)
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Item 5.  Other Events
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     Industry Restructuring Update

     As previously reported, the Massachusetts settlement and the Rhode Island statute and a related settlement covering customer choice and electric utility restructuring provide for full recovery of the costs of generating assets and oil and gas related assets (including regulatory assets) not recoverable through the divestiture of New England Power Company's (NEP) generating business. NEP is a subsidiary of New England Electric System (NEES). The Massachusetts Offer of Settlement was signed by Massachusetts Electric Company (a retail subsidiary of NEES), NEP, the Massachusetts Attorney General and the Massachusetts Division of Energy Resources and was approved by the Massachusetts Department of Public Utilities (MDPU) in February 1997. The Rhode Island Offer of Settlement was signed by The Narragansett Electric Company (a retail subsidiary of NEES), NEP, the Rhode Island Public Utilities Commission (RIPUC) and the Rhode Island Division of Public Utilities and Carriers. Federal Energy Regulatory Commission (FERC) approval is also required for the Massachusetts and Rhode Island stranded cost recovery. The Massachusetts and Rhode Island Settlements were filed with the FERC at the end of May 1997. On July 11, 1997, a FERC administrative law judge certified the Settlements to the full
Commission.    If accepted by the FERC, the Settlements will
complete the regulatory proceedings necessary to implement retail access and recover stranded costs for the companies in Massachusetts and Rhode Island.

     On July 3 and 7, 1997, the Governor of Rhode Island signed into law bills further implementing utility restructuring in Rhode Island. The Securitization Act establishes a framework at the RIPUC for utilities to seek approval to securitize stranded costs through the issuance of transition bonds. The 1997 Amendments to the Utility Restructuring Act bill changes the Act so that utilities will not have to transfer their transmission assets to another company and makes other technical amendments.

     On May 20, 1997, the Utility Workers Union of America and the Massachusetts Alliance of Utility Unions withdrew their appeal to the Massachusetts Supreme Judicial Court of the MDPU approval of the Massachusetts settlement.

     Maine Yankee

     NEP has a 20 percent equity ownership interest in Maine Yankee Atomic Power Company (Maine Yankee) which owns an 880 MW nuclear generating station. On May 27, 1997, the Maine Yankee owners announced that the economic viability of the station was
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under review and the station would likely be permanently shutdown unless a buyer can be found.

     Town of Norwood Litigation

     As previously reported, the Town of Norwood, Massachusetts filed a lawsuit against NEP in United States District Court. Norwood alleges that NEP's proposal to divest its power generation assets violates the terms of a 1983 agreement with Norwood. On May 13, 1997, NEP filed a motion to dismiss the lawsuit based its belief that Norwood's claims are within the FERC's exclusive jurisdiction. On June 24, 1997, Norwood filed a motion for summary judgment and in the alternative for a preliminary injunction restraining the divestiture of NEP's generating business. The court has delayed consideration of Norwood's motion until after the court decides NEP's motion to dismiss.

     Hydro-Quebec Arbitration

     On July 11, 1996, various New England utilities which are members of the New England Power Pool, including NEP, submitted a dispute to arbitration regarding their Firm Energy Purchased Power Contract with Hydro-Quebec. In June 1997, Hydro-Quebec presented a damage claim of approximately $37 million for past damages. If Hydro-Quebec were to prevail, NEP's share of such damages would be approximately $6-9 million. The claims involve a dispute over the components of a pricing formula and additional costs under the contract. With respect to on-going claims, NEP has been paying Hydro-Quebec the higher amount (additional costs of approximately $3-4 million per year) since July 1996 under protest and subject to refund. A decision by the arbitrator is expected in September 1997.
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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW ENGLAND ELECTRIC SYSTEM

                                 s/Alfred D. Houston

                              By
                                  Alfred D. Houston
                                  Executive Vice President and
                                  Chief Financial Officer


Date: July 14, 1997










The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.